Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
March 7, 2014	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results

Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported net income for 2013 of $2.5 million or $1.62 per share, compared to net income of $2.7 million or $1.70 per share for 2012.  For the fourth quarter, net income was $518,000 or $0.33 per share in 2013 compared to $676,000 or $0.43 per share for the same period in 2012.  The decrease in income in 2013 was primarily due to a $1.1 million or 8.7% decrease in net interest income and a $1.2 million or 46% decrease in gain on sale of loans.  This was partially offset by a $1.5 million decrease in the provision for loan losses resulting from the continued improvement in asset quality.

 LSB President and CEO, Randolph F. Williams, stated, “We continued to focus on improving credit quality during the year.  A major improvement was the 61% decrease in non-performing assets from $6.7 million at December 31, 2012 to $2.6 million at December 31, 2013, which resulted in a ratio of non-performing assets to total assets of 0.70% at December 31, 2013 compared to 1.84% in 2012.    At December 31, 2013, our allowance for loan losses was $6.3 million or 2.4 times the level of non-performing loans.  We believe our improved credit quality positions us well to compete as the economy recovers.”

Mr. Williams continued, “The core profitability of the bank remains strong.  Our net interest margin ended the year at 3.36%, down from 3.87% at the end of 2012.  As a community bank we generate our earnings primarily by gathering deposits and making loans so this is an important number for us. The net interest margins we are seeing now are back in the range we were accustomed to before the recession.  Our 81% loan-to-deposit ratio is further evidence that we consider ourselves first and foremost a community bank.  Our balance sheet shows our success in attracting and maintaining local deposits.  Our core deposits increased by $17.4 million in 2013 while we repaid $5.0 million of FHLB advances. We continue to deleverage, reducing loans by $26.3 million which, along with our strong earnings, was a factor in increasing our capital ratio from 10.7% to 11.1% at the end of 2013.”

For the third consecutive year we are proud to have been named to the Indianapolis Business Journal’s top 25 performing Indiana stocks.

The closing price of LSB stock on March 6, 2014 was $28.76 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	December 31, 2013	December 31, 2012

Cash and due from banks	$21,961	$25,643
Short-term investments	2,237	5,778
Interest bearing time deposits	1,743	1,740
Securities available-for-sale	62,705	28,004
Loans held for sale	657	1,363
Net portfolio loans	254,703	280,257
Allowance for loan losses	6,348	5,900
Premises and equipment, net	7,933	7,069
Federal Home Loan Bank stock, at cost	3,185	3,185
Bank-owned life insurance	6,745	6,595
Other assets	5,712	4,976
Total assets	367,581	364,610

Deposits	314,620	308,637
Federal Home Loan Bank advances	10,000	15,000
Other liabilities	2,234	2,018
Total liabilities	326,854	325,655

Stockholders’ equity	40,727	38,955
Book value per share	$26.03	$25.04
Equity / assets	11.08%	10.68%
Total shares outstanding	1,564,838	1,555,972

Deposit data:
Core deposits	185,106	167,704
Time deposits	129,514	140,933
Wholesale deposits (included in Time deposits)	13,690	13,690
FHLB Advances	10,000	15,000

Asset quality data:
Non-accruing loans	$2,572	$6,443
Loans past due 90 days still on accrual	---	---
Other real estate / assets owned	18	256
Total non-performing assets	2,590	6,699
Non-performing assets / total assets	0.70%	1.84%
Allowance for loan losses / non-performing loans	246.81%	91.56%
Allowance for loan losses / non-performing assets	245.13%	88.06%
Allowance for loan losses / total loans	2.43%	2.06%
Loans charged off	$517	$1,710
Recoveries on loans previously charged off	315	179

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2013	2012	2013	2012

Total interest income	$3,278	$3,675	$13,771	$15,720
Total interest expense	545	695	2,363	3,225
Net interest income	2,733	2,980	11,408	12,495
Provision for loan losses	---	500	650	2,100
Net interest income after provision	2,733	2,480	10,758	10,395
Non-interest income:
Deposit account service charges	312	353	1,204	1,338
Gain on sale of mortgage loans	130	887	1,337	2,489
Gain(loss) on sale OREO	(51)	18	(53)	(97)
Other non-interest income	313	244	1,403	1,036
Total non-interest income	704	1,502	3,891	4,766
Non-interest expense:
Salaries and benefits	1,348	1,598	5,833	6,205
Occupancy and equipment, net	358	305	1,326	1,208
Computer service	153	150	606	618
Advertising	132	128	437	377
FDIC Insurance Premium	115	120	476	481
Other	516	616	1,977	2,081
Total non-interest expense	2,622	2,917	10,655	10,970
Income before income taxes	816	1,065	3,994	4,191
Income tax expense	298	389	1,456	1,532
Net income	518	676	2,538	2,659

Weighted average number of diluted shares	1,575,572	1,562,365	1,565,597	1,561,495
Diluted earnings per share	$0.33	$0.43	$1.62	$1.70

Return on average equity	5.11%	7.01%	6.37%	7.07%
Return on average assets	0.58%	0.75%	0.70%	0.73%
Average earning assets	$337,185	$320,812	$339,607	$322,977
Net interest margin	3.24%	3.72%	3.36%	3.87%
Efficiency ratio	84.67%	73.10%	72.74%	72.32%